                                   Item 6. (a)


                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings
                             (dollars in thousands)




                                                                        Quarter  Ended                Nine Months Ended
                                                                          September 30,                 September 30,
                                                                   1995             1994            1995           1994


Net income                                                        $3,216          $2,445           $7,513       $7,518
Less:  Preferred stock dividend requirements                          42             43               128          128
Net income applicable to common stock                             $3,174          $2,402           $7,385       $7,390



Weighted average common shares outstanding                       943,533         944,598           943,533      945,225



Earnings per common share                                          $3.37          $2.55             $7.83         $7.82





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